MELLON CAPITAL®

MANAGEMENT

BNY MELLON

ASSET MANAGEMENT

50 FREEMONT STREET, SUITE 3900,

SAN FRANCISO, CA 94015

October 8, 2010

WisdomTree Investments, Inc.

WisdomTree Asset Management, Inc.

Attention: Jonathan Steinberg

380 Madison Avenue, 21st Floor

New York, NY 10017

With a copy to:

WisdomTree Investments, Inc.

WisdomTree Asset Management, Inc.

Attention: Legal Department

380 Madison Avenue, 21st Floor

New York, NY 10017

Dear Mr. Steinberg,

Pursuant to that certain Sub-Advisory Agreement by and among WisdomTree Asset Management, Inc. (the “Investment Adviser”), Mellon Capital Management Corporation (“Mellon Capital”), and The Dreyfus Corporation (“Dreyfus”), dated as of March 25, 2008, as amended (the “Sub-Advisory Agreement”), Appendix A to the Sub-Advisory Agreement is hereby amended and restated in its entirety in the form attached hereto as Appendix A, effective as of June 22, 2010 in order to reflect the addition of the WisdomTree Dreyfus Commodity Currency Fund (the “Currency Fund”) and the WisdomTree Emerging Markets Local Debt Fund (the “Emerging Markets Fund”).

The Investment Adviser, Mellon Capital and Dreyfus each hereby acknowledge and agree that the amended and restated Appendix A attached hereto shall be part of the Sub-Advisory Agreement.

Pursuant to that certain Mutual Participation Agreement by and among WisdomTree Investments, Inc., the Investment Adviser, Mellon Capital and Dreyfus, dated as of January 24, 2008 (the “MPA”), Mellon Capital is responsible for paying certain fees described in Section 3.2(b) of the MPA. WisdomTree Investments, Inc., the Investment Adviser, Mellon Capital and Dreyfus wish to amend Section 3.2 (b) of the MPA as of the date hereof such that Mellon Capital shall not be solely responsible for paying such fees referenced in Section 3.2(b) of the MPA with respect to the Emerging Markets Fund (the “Emerging Markets Fund Fees”). Rather, Mellon Capital and the Investment Adviser shall each be responsible for paying 50% of the Emerging Markets Fund Fees during any period that a minimum custody fee is applicable to the Emerging Markets Fund. When and if a minimum custody fee is applicable to the Emerging Markets Fund, Mellon Capital will pay 100% of the Emerging Markets Fund Fees until such time that a minimum custody fee is no longer applicable to the Emerging Markets Fund.

Terms used but not defined herein shall have the meaning(s) ascribed to them in the Sub-Advisory Agreement or MPA, as appropriate.

Sincerely,

Mellon Capital Management Corporation

/s/ James R. Tufts
James R. Tufts
Executive Vice President

Acknowledged and agreed:

WisdomTree Investments, Inc.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

AMENDED AND RESTATED APPENDIX A

TO

SUB-ADVISORY AGREEMENT

Effective as of June 22, 2010

I. FUNDS FOR WHICH DREYFUS ACTS AS SUB-ADVISER

WisdomTree Dreyfus Brazilian Real Fund

WisdomTree Dreyfus Chinese Yuan Fund

WisdomTree Dreyfus Commodity Currency Fund

WisdomTree Dreyfus Emerging Currency Fund

WisdomTree Dreyfus Euro Fund

WisdomTree Dreyfus Indian Rupee Fund

WisdomTree Dreyfus Japanese Yen Fund

WisdomTree Dreyfus New Zealand Dollar Fund

WisdomTree Dreyfus South African Rand Fund

The Investment Adviser hereby appoints Dreyfus, and Dreyfus hereby accepts appointment as, the Sub-Adviser for the Funds set forth above.

WISDOMTREE ASSET MANAGEMENT, INC.		THE DREYFUS CORPORATION

By:	/s/ Jonathan Steinberg	By:	/s/ Phillip Maisano
Name:	Jonathan Steinberg	Name:	Phillip Maisano
Title:	Chief Executive Officer	Title:	Vice Chairman

II. FUNDS FOR WHICH MELLON CAPITAL ACTS AS SUB-ADVISER

WisdomTree Emerging Market Local Debt Fund

The Investment Adviser hereby appoints Mellon Capital, and Mellon Capital hereby accepts appointment as, the Sub-Adviser for the Funds set forth above.

WISDOMTREE ASSET MANAGEMENT, INC.		MELLON CAPITAL
MANAGEMENT CORPORATION

By:	/s/ Jonathan Steinberg	By:	/s/ James R. Tufts
Name:	Jonathan Steinberg	Name:	James R. Tufts
Title:	Chief Executive Officer	Title:	Executive Vice President